Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Masonite International Corporation Reports Solid Second Quarter Results Including
Record Cash Flow Performance

•Net sales declined 3% year over year due to continued softness in end-market demand
•Continued execution of our 2023 Playbook initiatives yielding margin improvement
•Delivered year to date operating cash flow of $218 million
•Announced upcoming Investor Day on September 19, 2023

(Tampa, FL, August 8, 2023) - Masonite International Corporation ("Masonite" or the "Company") (NYSE: DOOR) today announced results for the three and six months ended July 2, 2023.

($ in millions, except per share amounts)	2Q23	2Q22	% Change	YTD 2023	YTD 2022	% Change
Net sales	$742	$762	(3%)	$1,468	$1,488	(1%)
Net income attributable to Masonite	$48	$59	(18%)	$87	$126	(31%)
% of net sales	6.5%	7.7%	(120 bps)	5.9%	8.5%	(260 bps)
Diluted earnings per share	$2.16	$2.58	(16%)	$3.87	$5.47	(29%)
Adjusted EPS*	$2.30	$2.58	(11%)	$4.18	$5.47	(24%)
Adjusted EBITDA*	$118	$118	—%	$225	$243	(8%)
% of net sales	16.0%	15.5%	+50 bps	15.3%	16.3%	(100 bps)

“Ongoing execution of our 2023 Playbook initiatives allowed us to deliver another strong quarter, despite the continued softness in end-market demand,” said Howard Heckes, President and CEO. “We also made progress on our longer-term strategic initiatives as we began the nationwide retail rollout of our Masonite Performance Door System and further reshaped our North American Residential manufacturing footprint. Additionally, I'm especially pleased with the significant cash flow we have generated year to date thanks to early success on our multi-year program to reduce working capital levels across the Company. We remain confident that our 2023 Playbook and Doors That Do MoreTM strategy are positioning Masonite well both operationally and financially as demand strengthens.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Second Quarter 2023 Discussion
(All references to percent increase or decrease in the discussion below compare current second quarter 2023 results to those realized in the second quarter of 2022 unless otherwise noted.)
Consolidated net sales were $742 million in the second quarter of 2023, a 3% decrease resulting from a 15% decrease in volume and a combined 2% decrease from unfavorable foreign exchange and lower component sales, partially offset by an 8% increase from the Endura acquisition and a 6% increase in average unit price (AUP).
•North American Residential net sales were $585 million, a 4% decrease driven by an 18% decrease in volume and a combined 1% decrease from unfavorable foreign exchange and lower component sales, partially offset by a 10% increase from the Endura acquisition and a 5% increase in AUP.
•Europe net sales were $66 million, an 11% decrease driven by a 9% decrease in volume and a combined 2% decrease from lower component sales and unfavorable foreign exchange.
•Architectural net sales were $88 million, a 16% increase driven by a 24% increase in AUP, partially offset by a 5% decrease from lower component sales and a 3% decrease in volume.
Total Company gross profit was $178 million in the second quarter of 2023, down 1% as positive contributions from higher AUP and the Endura acquisition were more than offset by impacts of lower volumes, inflation and targeted investments in strategic initiatives. Gross profit margin increased 40 basis points to 24.0%.
Selling, general and administration (SG&A) expenses were $99 million in the second quarter of 2023, an increase of 9% due to incremental SG&A from Endura. SG&A as a percentage of net sales was 13.3%, a 140 basis point increase compared to the second quarter of 2022.
Net income attributable to Masonite was $48 million in the second quarter of 2023, a decrease of 18% primarily driven by higher depreciation, amortization, interest expense and costs associated with previously announced restructuring plans offset by lower income tax expense.
Adjusted EBITDA* was $118 million in the second quarter of 2023, equal to the second quarter of 2022. Diluted earnings per share were $2.16 in the second quarter of 2023, a decrease of 16% compared to $2.58 in the comparable 2022 period. Diluted adjusted earnings per share* were $2.30 in the second quarter of 2023 compared to $2.58 in the comparable 2022 period.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
At the end of the first quarter, total available liquidity was $637 million, inclusive of $317 million in unrestricted cash and $320 million of availability under our ABL Facility and our AR Sales Program.
Cash provided by operations was $218 million for the six months ended July 2, 2023, as compared to $34 million in the prior year period. Capital expenditures were $58 million for the six months ended July 2, 2023, an increase from $40 million in the comparable period of 2022.
During the second quarter, Masonite repurchased approximately 159,145 shares of stock for $14 million, at an average price of $90.58.
Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 9, 2023. The live audio webcast will begin at 9:00 a.m. Eastern Time and can be accessed, together with the presentation, on the Masonite website www.masonite.com.
Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside the U.S.).
A telephone replay will be available approximately one hour following completion of the call through August 23, 2023. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13739973.
2023 Virtual Investor Day
Masonite will host a virtual Investor Day on Tuesday, September 19, 2023 from 9:00 a.m. to 12:00 p.m. (Eastern Time). The event will include presentations by members of the Masonite executive team on the Company's strategy and long-term growth framework as well as a question-and-answer session.
Investors are encouraged to register in advance and indicate if they would like to receive an invitation to meet with management in person on September 20 and 21, 2023 in New York and Boston respectively. To register, please visit: MasoniteInvestorDay2023.q4ir.com
A replay of the virtual Investor Day webcast and presentations will be available following the event at investor.masonite.com.
About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors, door system components and door systems for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 7,000 customers globally. Additional information about Masonite can be found at www.masonite.com.
Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our 2023 outlook, 2023 Playbook, the housing and other markets and future demand, the effects of our strategic and restructuring initiatives, new products, the success of new facilities, expected benefits related to completed transactions, statements relating to our business and growth strategy and product development efforts. When used in this press release, such

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

forward-looking statements may be identified by the use of such words as "may," "might," "could," "will," "would," "should," "expect," "believes," "outlook," "predict," "forecast," "objective," "remain," "anticipate," "estimate," "progressing," "potential," "continue," "plan," "project," "showing," "yielding," "targeting," or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, downward trends in our end markets and in economic conditions; reduced levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to accurately anticipate demand for our products; impacts on our business from weather and climate change; our ability to successfully consummate and integrate acquisitions and to effectuate dispositions; changes in prices of raw materials and fuel; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions, manufacturing realignments (including related restructuring charges) and customer credit risk; product liability claims and product recalls; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes, our term loan credit agreement (the "Term Loan Facility") and our asset-based revolving credit facility (the "ABL Facility"); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes, the Term Loan Facility and the ABL Facility; fluctuating foreign exchange and interest rates; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks and data privacy requirements; political, economic and other risks that arise from operating a multinational business; retention of key management personnel; environmental and other government regulations, including the United States Foreign Corrupt Practices Act ("FCPA"), and any changes in such regulations; the scale and scope of public health issues and their impact on our operations, customer demand and supply chain; and our ability to replace our expiring patents and to innovate and keep pace with technological developments. For additional information on identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see Masonite’s reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Masonite undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items, as applicable: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2028 and 2030 Notes and the credit agreements governing the ABL Facility and Term Loan Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The tables below set forth a reconciliation of net income (loss) attributable to Masonite to Adjusted EBITDA for the periods indicated.
Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Second quarter 2022 net sales	$607.8	$73.9	$75.4	$4.8	$761.9
Acquisitions, net of divestitures	59.4	—	—	—	59.4	7.8%
Volume	(107.4)	(7.0)	(2.0)	—	(116.4)	(15.3%)
Average unit price	29.2	0.3	18.4	0.3	48.2	6.3%
Components	(0.8)	(1.1)	(3.5)	(2.0)	(7.4)	(1.0%)
Foreign exchange	(3.2)	(0.1)	(0.5)	—	(3.8)	(0.5%)
Second quarter 2023 net sales	$585.0	$66.0	$87.8	$3.1	$741.9
Year over year change, net sales	(3.8%)	(10.7%)	16.4%	(35.4%)	(2.6%)

Second quarter 2022 Adjusted EBITDA	$125.0	$8.6	$0.1	$(15.5)	$118.1
Second quarter 2023 Adjusted EBITDA	117.6	2.7	7.3	(9.1)	118.5
Year over year change, Adjusted EBITDA	(5.9%)	(68.6%)	9,241.0%	nm	0.3%

	North American Residential	Europe	Architectural	Corporate and Other	Total	% Change
Year to date 2022 net sales	$1,176.3	$154.3	$146.4	$11.0	$1,488.1
Acquisitions, net of divestitures	119.2	—	—	—	119.2	8.0%
Volume	(206.8)	(19.4)	(3.2)	—	(229.4)	(15.4%)
Average unit price	76.0	3.3	38.1	1.9	119.3	8.0%
Components	(3.3)	(2.2)	(4.3)	(4.5)	(14.3)	(1.0%)
Foreign exchange	(7.4)	(6.3)	(1.3)	—	(15.0)	(1.0%)
Year to date 2023 net sales	$1,154.0	$129.7	$175.7	$8.4	$1,467.9
Year over year growth, net sales	(1.9%)	(15.9%)	20.0%	(23.6%)	(1.4%)

Year to date 2022 Adjusted EBITDA	$252.6	$20.4	$(2.8)	$(27.4)	$242.9
Year to date 2023 Adjusted EBITDA	225.5	7.8	12.6	(21.3)	224.6
Year over year growth, Adjusted EBITDA	(10.7%)	(61.6%)	nm	nm	(7.5%)

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net sales	$741,884	$761,874	$1,467,868	$1,488,091
Cost of goods sold	563,517	582,389	1,119,010	1,124,357
Gross profit	178,367	179,485	348,858	363,734
Gross profit as a % of net sales	24.0%	23.6%	23.8%	24.4%

Selling, general and administration expenses	98,746	90,330	200,451	173,576
Selling, general and administration expenses as a % of net sales	13.3%	11.9%	13.7%	11.7%

Restructuring costs (benefit)	3,065	(61)	6,743	(80)
Operating income	76,556	89,216	141,664	190,238
Interest expense, net	13,488	10,593	27,740	20,832
Other (income) expense, net	(550)	(400)	(498)	(1,815)
Income before income tax expense	63,618	79,023	114,422	171,221
Income tax expense	14,673	19,649	26,033	43,126
Net income	48,945	59,374	88,389	128,095
Less: net income attributable to non-controlling interests	700	859	1,653	1,998
Net income attributable to Masonite	$48,245	$58,515	$86,736	$126,097

Basic earnings per common share attributable to Masonite	$2.19	$2.60	$3.92	$5.53
Diluted earnings per common share attributable to Masonite	$2.16	$2.58	$3.87	$5.47

Shares used in computing basic earnings per share	22,071,667	22,525,333	22,127,368	22,803,403
Shares used in computing diluted earnings per share	22,349,192	22,704,953	22,420,035	23,058,031

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	July 2, 2023	January 1, 2023
Current assets:
Cash and cash equivalents	$317,157	$296,922
Restricted cash	11,587	11,999
Accounts receivable, net	374,794	375,918
Inventories, net	378,705	406,828
Prepaid expenses and other assets	66,982	55,051
Income taxes receivable	21,266	16,922
Total current assets	1,170,491	1,163,640
Property, plant and equipment, net	735,932	652,329
Operating lease right-of-use assets	191,190	160,695
Investment in equity investees	18,058	16,111
Goodwill	257,527	69,868
Intangible assets, net	254,156	136,056
Deferred income taxes	21,400	16,133
Other assets	34,191	33,346
Total assets	$2,682,945	$2,248,178

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$137,895	$111,526
Accrued expenses	227,833	223,046
Income taxes payable	6,520	14,361
Current portion of long-term debt	37,500	—
Total current liabilities	409,748	348,933
Long-term debt	1,067,183	866,116
Long-term operating lease liabilities	178,820	151,242
Deferred income taxes	120,963	79,590
Other liabilities	76,406	59,515
Total liabilities	1,853,120	1,505,396
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 21,995,420 and 22,155,035 shares issued and outstanding as of July 2, 2023, and January 1, 2023, respectively	526,816	520,003
Additional paid-in capital	223,540	226,514
Retained earnings	193,262	127,826
Accumulated other comprehensive loss	(124,581)	(142,224)
Total equity attributable to Masonite	819,037	732,119
Equity attributable to non-controlling interests	10,788	10,663
Total equity	829,825	742,782
Total liabilities and equity	$2,682,945	$2,248,178

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	Six Months Ended
Cash flows from operating activities:	July 2, 2023	July 3, 2022
Net income	$88,389	$128,095
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation	44,466	34,516
Amortization	14,463	8,908
Share based compensation expense	13,157	10,695
Deferred income taxes	(9,457)	1,042
Unrealized foreign exchange (gain) loss	(146)	356
Share of income from equity investees, net of tax	(1,990)	(2,610)
Dividend from equity investee	3,150	—
Pension and post-retirement funding, net of expense	(956)	—
Non-cash accruals and interest	1,861	(114)
Loss (gain) on sale of property, plant and equipment	1,540	(1,400)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	13,474	(67,611)
Inventories	75,709	(89,508)
Prepaid expenses and other assets	(22,152)	(4,821)
Accounts payable and accrued expenses	9,918	23,302
Other assets and liabilities	(13,614)	(6,736)
Net cash flow provided by operating activities	217,812	34,114
Cash flows from investing activities:
Additions to property, plant and equipment	(58,056)	(39,955)
Acquisition of businesses, net of cash acquired	(354,419)	—
Proceeds from sale of property, plant and equipment	13	6,394
Proceeds from repayment of note receivable	12,000	—
Other investing activities	(3,834)	(1,152)
Net cash flow used in investing activities	(404,296)	(34,713)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	250,000	—
Repayments of long-term debt	(9,375)	—
Payment of debt issuance costs	(3,628)	—
Proceeds from borrowings on revolving credit facilities	100,000	—
Repayments of borrowings on revolving credit facilities	(100,000)	—
Tax withholding on share based awards	(2,065)	(3,109)
Distributions to non-controlling interests	(1,684)	(2,559)
Repurchases of common shares	(29,133)	(140,000)
Net cash flow provided by (used in) financing activities	204,115	(145,668)
Net foreign currency translation adjustment on cash	2,192	(2,598)
Increase (decrease) in cash, cash equivalents and restricted cash	19,823	(148,865)
Cash, cash equivalents and restricted cash, beginning of period	308,921	391,505
Cash, cash equivalents and restricted cash, at end of period	$328,744	$242,640

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
(In thousands)	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net income attributable to Masonite	$48,245	$58,515	$86,736	$126,097

Add: Adjustments to net income attributable to Masonite:
Restructuring costs (benefit)	3,065	(61)	6,743	(80)
Other items (1)	1,208	—	2,589	—
Income tax impact of adjustments	(1,108)	15	(2,424)	20
Adjusted net income attributable to Masonite	$51,410	$58,469	$93,644	$126,037

Diluted earnings per common share attributable to Masonite ("EPS")	$2.16	$2.58	$3.87	$5.47
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$2.30	$2.58	$4.18	$5.47

Shares used in computing EPS and Adjusted EPS	22,349,192	22,704,953	22,420,035	23,058,031
____________
(1) Other items include $1,208 and $2,589 in acquisition and due diligence related costs in the three and six months ended July 2, 2023, respectively, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.
The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended July 2, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$96,557	$(3,230)	$3,596	$(48,678)	$48,245
Plus:
Depreciation	14,304	2,411	3,000	3,266	22,981
Amortization	3,264	2,911	221	646	7,042
Share based compensation expense	—	—	—	7,103	7,103
Loss on disposal of property, plant and equipment	19	58	290	135	502
Restructuring costs	2,875	—	179	11	3,065
Interest expense, net	—	—	—	13,488	13,488
Other expense (income), net	1	541	—	(1,092)	(550)
Income tax expense	—	—	—	14,673	14,673
Other items (1)	—	—	—	1,208	1,208
Net income attributable to non-controlling interest	551	—	—	149	700
Adjusted EBITDA	$117,571	$2,691	$7,286	$(9,091)	$118,457

Net sales	$584,969	$66,010	$87,818	$3,087	$741,884
Adjusted EBITDA margin	20.1%	4.1%	8.3%	nm	16.0%
____________
(1) Other items include $1,208 in acquisition and due diligence related costs in the three months ended July 2, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Three Months Ended July 3, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$112,611	$3,446	$(3,042)	$(54,500)	$58,515
Plus:
Depreciation	9,987	2,172	2,764	2,321	17,244
Amortization	467	3,059	219	551	4,296
Share based compensation expense	—	—	—	5,976	5,976
Loss (gain) on disposal of property, plant and equipment	1,399	(1)	136	(80)	1,454
Restructuring (benefit) costs	(90)	(6)	1	34	(61)
Interest expense, net	—	—	—	10,593	10,593
Other (income) expense, net	(2)	(104)	—	(294)	(400)
Income tax expense	—	—	—	19,649	19,649
Net income attributable to non-controlling interest	602	—	—	257	859
Adjusted EBITDA	$124,974	$8,566	$78	$(15,493)	$118,125

Net sales	607,776	73,853	75,425	4,820	761,874
Adjusted EBITDA margin	20.6%	11.6%	0.1%	nm	15.5%

	Six Months Ended July 2, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$183,312	$(3,027)	$5,061	$(98,610)	$86,736
Plus:
Depreciation	27,536	4,615	5,957	6,358	44,466
Amortization	7,054	5,719	473	1,217	14,463
Share based compensation expense	—	—	—	13,157	13,157
Loss on disposal of property, plant and equipment	1,059	55	277	149	1,540
Restructuring costs	5,255	—	863	625	6,743
Interest expense, net	—	—	—	27,740	27,740
Other (income) expense, net	(27)	480	—	(951)	(498)
Income tax expense	—	—	—	26,033	26,033
Other items (1)	—	—	5	2,584	2,589
Net income attributable to non-controlling interest	1,263	—	—	390	1,653
Adjusted EBITDA	$225,452	$7,842	$12,636	$(21,308)	$224,622

Net sales to external customers	$1,154,008	$129,704	$175,720	$8,436	$1,467,868
Adjusted EBITDA margin	19.5%	6.0%	7.2%	nm	15.3%
____________
(1) Other items include $2,589 in acquisition and due diligence related costs in the six months ended July 2, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Six Months Ended July 3, 2022
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$229,644	$9,178	$(5,868)	$(106,857)	$126,097
Plus:
Depreciation	19,951	4,513	5,643	4,409	34,516
Amortization	1,086	6,329	401	1,092	8,908
Share based compensation expense	—	—	—	10,695	10,695
Loss (gain) on disposal of property, plant and equipment	1,737	(13)	(3,044)	(80)	(1,400)
Restructuring (benefit) costs	(181)	—	48	53	(80)
Interest expense, net	—	—	—	20,832	20,832
Other (income) expense, net	(792)	402	—	(1,425)	(1,815)
Income tax expense	—	—	—	43,126	43,126
Net income attributable to non-controlling interest	1,196	—	—	802	1,998
Adjusted EBITDA	$252,641	$20,409	$(2,820)	$(27,353)	$242,877

Net sales to external customers	$1,176,340	$154,321	$146,414	$11,016	$1,488,091
Adjusted EBITDA margin	21.5%	13.2%	nm	nm	16.3%

Richard Leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
mdevlin@masonite.com
813.371.5839